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                                                              January 30, 2003

Robert D. Hesselgesser, M.D.
Mission Viejo Radiation Oncology Medical Group, Inc.
27800 Medical Center Road Suite 160
Mission Viejo, CA 92691



Dear Dr. Hesselgesser:

         We are pleased to provide you with this letter (this "Agreement"), which will confirm our proposal to acquire Mission Viejo Radiation Oncology Medical Group, Inc., a California corporation ("Mission"). Mission operates two cancer centers, the Mission Viejo Radiation Center located at 27800 Medical Center Road, Suite 160, Mission Viejo, CA, 92691 (the "Mission Viejo Center"), and San Clemente Radiation Oncology Center located at 2710 Camino Capistrano, San Clemente, CA 92672 (the "San Clemente Center" and, together with the Mission Viejo Center, the "Business").

     1. ACQUISITION. OnCure Technologies Corp., or a wholly-owned subsidiary thereof ("OnCure"), will acquire Mission (the "Acquisition") pursuant to a transaction whereby Mission will merge with and into OnCure. Pursuant to the Acquisition, OnCure will acquire: (i) all of the assets of Mission (except for those certain assets discussed in Section 3 below), including, without limitation, all of the existing accounts receivable (but excluding cash on hand, which will remain with the New Practice (as defined below)), Certificates of Need (if applicable), equipment, land, real-estate (acknowledged to consist of certain leasehold interests only), inventory, customer lists, furniture, fixtures, patient files (if permitted by law), computers, computer software, and deposits pursuant to any contract and (ii) all of the Indebtedness (as defined below).

     2. PURCHASE PRICE. Based upon due diligence materials previously provided by Mission, the aggregate purchase price for the Acquisition will be $6,000,000 (1) (the "Purchase Price"), as adjusted below. The Purchase Price consideration is calculated as follows:

                      Cash                 $ 4,600,000
                      Assumed Debt         $ 1,400,000

---------------------
(1) The Purchase Price is based upon a formula of 5.8 times earnings before interest, taxes, depreciation and amortization ("EBITDA"). Based upon the financial information provided by Mission, the adjusted EBITDA of Mission is approximately $1 million.

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                      Preferred Stock      $ 400,000
                      Assumed A/R          $(400,000)
                      --------------------------------
                      TOTAL                $ 6,000,000

         The Purchase Price payable at closing (the "Closing"), which is anticipated to occur on March 31, 2003 (the "Closing Date"), by OnCure to the shareholders of Mission will be payable as follows: (i) $4,600,000 in cash (the "Cash Consideration"), and (ii) shares of Series A Preferred Stock (the "Preferred Stock") having an aggregate liquidation preference of $400,000.

                  Indebtedness. At the time of the Closing, the aggregate amount of all indebtedness of Mission, including, without limitation, all accounts payable of Mission and the Indebtedness (as defined below) (the "Total Indebtedness"), will not exceed $1,400,000. At the Closing, the indebtedness of Mission will consist solely of indebtedness in the amount of: (i) approximately $500,000 owed by Mission to Santa Barbara Bank (the "Santa Barbara Bank Loan") and (ii) approximately $900,000 owed by Mission to GE Capital and Varian (the "Equipment Leases" and, together with the Santa Barbara Loan, the "Indebtedness"). OnCure will pay the full amount of the Indebtedness at the Closing or will remove any and all shareholders of Mission from any guarantees issued in connection with such Indebtedness. Except as provided herein, OnCure will not acquire or assume any inter-company or related party debt (including, but not limited to, any distributions owed by Mission to its shareholders) of Mission.(the " Excluded Liabilities"). The shareholders of Mission will assume the Excluded Liabilities.

                  Purchase Price Adjustment. The Purchase Price is subject to the following adjustments:

     o In the event that the aggregate amount of the Total Indebtedness exceeds $1,400,000, the Purchase Price will be reduced dollar-for-dollar by the amount of such excess indebtedness.

     o In the event that the aggregate amount of the Santa Barbara Bank Loan is less than $500,000 (the "Maximum Amount"), the Purchase Price will be increased dollar-for-dollar by an amount equal to the lesser of:
          (i) the Maximum Amount and (ii) the amount by which $1,400,000 exceeds the aggregate amount of the Total Indebtedness (the "Santa Barbara Amount"). The Cash Consideration will be increased by the Santa Barbara Amount.

     o In the event that the aggregate amount of all net collectable (net of all contractual allowances, third party payor adjustments and credits) accounts receivable of Mission is less than $400,000, the Purchase Price will be decreased dollar-for-dollar by such amount.

     3. EXCLUDED ASSETS. The parties anticipate that prior to the consummation of the Acquisition, the Professional Assets (as defined below) and the Practice (as defined below) will be transferred to the New Practice. The Professional Assets transferred by Mission to the New Practice prior to the Closing will consist of only those licenses, patient files and certain other assets (e.g. goodwill) required by appropriate

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          law and third party payors to be owned by a licensed physicians group, and no others. These professional assets and practice will go into a new physician entity formed by those Mission doctors who will continue to be actively involved in the practice of medicine or the administration of the Mission Viejo practice (the "Practice") after the Closing ("New Practice"). Counsel for OnCure and Mission will agree upon the assets (the "Professional Assets") required to be transferred to New Practice, which will not include any equipment, furniture, fixtures or leasehold imporvements.

     4. NON-COMPETE. At the Closing, OnCure and each of the physician shareholders of Mission will enter into a non-competition agreement (the "Non-Competition Agreement"). Pursuant to the Non-Competition Agreement, each of the physician shareholders of Mission shall agree not to compete, directly or indirectly, with the New Practice or the Business for a period of three (3) years. Notwithstanding the foregoing, none of the physician shareholders shall be prohibited from providing services to any of the current or future facilities owned by Coastal Radiation Oncology Medical Group.

     5. ACCESS TO INFORMATION. Mission maintains its books on an accrual basis, and will provide OnCure access to its books, records, referring physicians, payors, properties, etc., in order that OnCure and its agents may have the opportunity to make such investigation, as it reasonably desires to make. Mission's financial statements for the one year period ended December 31, 2002 may be required to be audited. If necessary, OnCure will have such audit performed by an accounting firm of its choice and cost. OnCure, a public company, shall provide Mission with all publicly disclosed information, and other materials, necessary for Mission to evaluate OnCure. This will be subject to the parties' previously executed Confidentiality Agreement, and new Confidential Agreements executed by both parties simultaneously with this Agreement.

     6. MEDICAL SERVICES AGREEMENT. OnCure and the New Practice shall enter into a mutually acceptable ten (10) year Medical Services Agreement ("MSA"), which MSA fee will be based upon a monthly calculation of 40% of Pre-MSA earnings before interest, taxes, depreciation, and amortization ("EBITDA"), (EBITDA based upon a modified cash basis accounting of cash collections and accrued expenses, using a formula to be agreed upon by the parties) of the Business, but guaranteeing to New Practice a minimum fee per physician of: (i) $375,000 per physician in years one and two (ii) $400,000 per physician in years three through five and (iii) $425,000 per physician in years six through ten (the "Minimum Fee"). The Minimum Fee is not subject to offset or reduction, except if the net revenues ("Net Revenues") of Mission are less than $3 million in any year. In such a case, the Minimum Fee payable in the immediately following year only shall be reduced by as follows:

--The Minimum Fee Payable in Year Two shall be reduced by the following amount:

         25,000  X  3,000,000 - Net Revenues  =  the amount of the reduction
                     ------------------------
                            $1,000,000

--The Minimum Fee Payable in Years Three through Five shall be reduced by the following


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amount:

         50,000   X   3,000,000 - Net Revenues  =  the amount of the reduction
                      ------------------------
                            $1,000,000

--The Minimum Fee Payable in Years Six through Ten shall be reduced by the following amount:

         75,000   X    3,000,000 - Net Revenues  =  the amount of the reduction
                       ------------------------
                             $1,000,000

          It is agreed that the number of physicians at the New Practice shall not be less than 2.4 for the term of the MSA. The MSA would be between the parties, with New Practice as an independent contractor. New Practice would continue to operate its group, and be responsible for all medical decisions. The cost of malpractice insurance for the physicians would be paid for by OnCure on behalf of New Practice, and out of the pre-MSA EBITDA from the Business. Exhibit __ is attached as an illustration of the MSA compensation.


               o New Practice and OnCure will agree upon an annual budget, which will include sufficient working capital to pay its current bills, without limitation these include rent and physician compensation, before "profit" is divided. No penalty will apply if a physician leaves, in that case New Practice (i.e. the professional group) must hire a locums, until a permanent replacement is found. This cost shall be paid from the applicable Minimum Fee.

     7. BOARD OF DIRECTORS. Dr. Hesselgesser will be added to the slate for the election as a Board of Director of OnCure. In addition, each active physician in the New Practice group would be welcomed to join the OnCure Medical Advisory Board.

     8. AUTHORITY. MISSION hereby represents that Dr. Hesselgesser is authorized to execute this Agreement, and further, that a majority of the shareholders and board of directors of MISSION have approved of the terms and conditions of this Agreement. ONCURE hereby represents that Jeffrey A. Goffman is authorized to execute this Agreement, and further, that the executive committee of the board of directors of ONCURE have approved of the terms and conditions of this Agreement.

     9. RIGHT TO PROVIDE FUTURE PROFESSIONAL SERVICES. In the event that OnCure wishes to add new facilities within 20 miles of the Mission Viejo Facility, the New Practice shall have the first right of refusal and option to provide the professional services at such new locations on terms consistent with the MSA.

     10. COOPERATION. OnCure agrees to work with Mission towards the structure of a transaction that would result in a beneficial or preferred tax status for Mission and its shareholders. OnCure is responsible for ensuring that the proposed MSA complies with all federal, state and private payor regulations relating to the corporate practice of medicine arrangement as contemplated by the parties, both now and during the

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          term of the MSA, and Mission and its shareholders will cooperate with
          OnCure with respect to such compliance.

     11. RIGHT TO ACQUIRE THE BUSINESS. New Practice would retain the contractual first right to re-acquire the Business if OnCure was the subject of a voluntary or involuntary bankruptcy.

     12. CERTAIN CONDITIONS. This Agreement is contingent upon the receipt of the necessary financing to consummate such transaction. Although OnCure has obtained written commitment from MedEquity Investors, LLC and DVI, Inc., it is subject to changes in market conditions. Mission Hospital leases the Mission Viejo facility to Mission, and their consent to any change in the use of the office is required. It is anticipated that Mission Hospital will agree that the current lease may remain with the New Practice, subject to the use of the office space by OnCure. This Agreement is contingent upon the approval by Mission Hospital, as landlord, of the assignment of the current lease or the execution of a new lease with terms satisfactory to OnCure. This Agreement is subject to further detailed negotiation of all of the terms of a definitive purchase agreement and MSA, and other agreements, which may contain additional and potentially different material terms and conditions.

     13.  CERTAIN OTHER AGREEMENTS.

               o OnCure and Mission have agreed that Mission and its shareholders will only be required to indemnify OnCure for the breach of any warranty for one (1) year after closing, and further that no indemnity shall be required until the aggregation of all breaches of representations exceeds $50,000. New Practice shall not be liable for the representations of Mission or its shareholders. Further, the shareholders of Mission shall only be liable for a breach of any representation from Mission up to their percentage interest in Mission that they are selling. Subject to the foregoing, the total liabilities for which Mission or its shareholders may be collectively held liable shall not exceed $4.6 million for all the shareholders. (MedEquity will not allow us to acquire any entity without an indemnification equal to the cash portion of the purchase price. The owners are not responsible jointly & severally, so there should be no issue)

               o Pursuant to a lease agreement by and between Mission and San Clemente Radiation LLC (the "Lease"), Mission leases the San Clemente Center from San Clemente Radiation LLC, a California limited liability company ("SCR"). SCR hereby agrees that OnCure may terminate the Lease, at any time after the sixth month anniversary of the Closing Date, by providing SCR with written notice (the "Termination Notice") of its intent to terminate the Lease. The termination date of the Lease shall be six months from the day on which SCR receives the Termination Notice. Notwithstanding the foregoing, if OnCure does not provide SCR with the Termination Notice on or before the first anniversary of the Closing Date, OnCure and SCR shall use their best efforts to enter into a new lease agreement (the "New Lease") with respect to the San Clemente Center which will (x) have a term of five years and (y) fair market terms. If necessary,

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                    OnCure and SCR will engage an independent appraiser,
                    mutually acceptable to each of them, to determine the fair market terms of the New Lease.

     14. REPRESENTATIONS. This Agreement, as well as the promise of confidentiality in Section 17 below, are a binding obligation of the parties, subject only to the conditions precedent and subsequent expressed in this Agreement.

     15. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     16. PUBLICITY. The parties agree not to disclose this letter or the terms of this Agreement to any other party for a period of one hundred twenty (120) days except as required by governmental agencies or by law; provided, however, that ONCURE will provide MISSION with no less than five (5) days prior written notice of such required disclosure, and seek MISSION's input with respect to any public announcement. MISSION further agrees not to solicit, directly or indirectly, discuss or provide information regarding a potential sale, merger, or affiliation of MISSION with any other party for this one hundred twenty-day period.

     17. CONFIDENTIALITY. Each party acknowledges that during the course of due diligence and negotiations, each party may have access to various items and information of a proprietary and confidential nature. The parties agree that any such confidential information received shall be kept confidential. If the transaction fails to close for whatever reason, each party agrees to return to the other party any and all copies of books, records, and other materials containing proprietary and confidential information.

        If the foregoing accurately describes our discussions to date, please confirm your approval by signing below and returning to me a copy of this letter at your earliest convenience. Each of the undersigned represents that their board of directors or other governing body have authorized the execution of this letter.







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                                           Sincerely,




                                           Jeffrey A. Goffman
                                           President & Chief Executive Officer
                                           OnCure Technologies Corp.

                                           MISSION VIEJO RADIATION ONCOLOGY
                                           MEDICAL GROUP, INC.


                                           By: /s/ Rober D. Hesselgesser, M.D.
                                              ----------------------------------
                                           Robert D. Hesselgesser, M.D.
                                           Chairman, Mission Viejo
                                           Date:

                                           SAN CLEMENTE RADIATION LLC

                                           By: /s/ Rober D. Hesselgesser, M.D.
                                              ----------------------------------
                                           Robert D. Hesselgesser, M.D.
                                           Manager
                                           Date:

         cc: Shyam Paryani, MD,  Chairman of the Board
              Rick Baker, CFO
              Jeffrey Ward, MedEquity Investors, Inc.
              Scott Zimmerman, Counsel